DEBT RESTRUCTURING AGREEMENT

THIS AGREEMENT is made this 24th day of October, 2013, between Thomas Mills (“Creditor”) and American Mining Corporation, a company incorporated under the laws of the State of Nevada (“Debtor”)

WHEREAS Debtor is indebted to Creditor for the principal sum of $100,000 advanced to Debtor on June 20, 2013, plus simple interest thereon at the rate of 20% per annum (the “Indebtedness”);

AND WHEREAS the Indebtedness is secured by a Promissory Note dated June 20, 2013, that is payable on demand (the “Demand Note”);

AND WHEREAS the Creditor is willing to fix a maturity date of December 31, 2013, for the Indebtedness in exchange for the right to convert all or part of the Indebtedness into common stock of the Debtor at the rate of one share for each $0.005 of Indebtedness;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements hereinafter contained and the sum of $1.00 paid by each party to the other (the receipt and sufficiency of which are hereby acknowledged by each party) the parties hereto warrant, represent, covenant and agree as follows:

1. On or before October 28, 2013 (the “Closing Date”), Creditor shall surrender the Demand Note to Debtor for cancellation.

2. On or before the Closing Date, Debtor shall deliver, or cause to be delivered to Creditor, a duly executed Convertible Note securing the Indebtedness in the form attached hereto as Exhibit A.

3. Debtor represents and warrants to Creditor that:

(a) it is a company duly incorporated and validly existing under the laws of the State of Nevada;

(b) it has all necessary corporate authority, power and capacity to enter into this Agreement and to carry out its terms and conditions to the full extent; and

(c) the terms of the Convertible Note have been validly authorized by all necessary corporate acts.

4. Time is of the essence of this Agreement.

5. This Agreement enures to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

6. The parties hereto shall to execute such further and other agreements as may be necessary to give effect to the meaning and intent of this Agreement.

7. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding whether oral or written, express or implied, statutory or otherwise among the parties with respect to the subject matter of this Agreement except as specifically set out herein.

8. No director, officer, employee or agent of any party has any authority to make any representation, warranty or covenant not contained in this Agreement and each party agrees that it has executed this Agreement without reliance upon any such representation or promise.

9. This Agreement may be executed in several parts and in the same form and by facsimile and such parts so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement as of the day and year first above written.

AMERICAN MINING CORPORATION

Per: /s/ Andrew Grundman

Andrew Grundman

President

/s/ Thomas Mills

THOMAS MILLS